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Exhibit 11.0

                Statement re: Computation of per share earnings

Reconciliations of net income per share and net income per share, assuming dilution computations for the three months ended March 31, 2001 and 2000 are as follows (amounts in thousands, except per share amounts):

                                  Three Months Ended

                                                               March 31,
                                                          ------------------
                                                            2001      2000
                                                          -------    -------
Numerator:

Net loss-numerator for basic and
  diluted net income (loss) per share...............      $(2,851)  $(1,040)
                                                          =======   =======
Denominator:
  Denominator for basic income (loss) per
    common share weighted average shares............       28,354    26,992

Effect of dilutive securities-stock option..........           --        --
                                                          -------   -------
Denominator for diluted income (loss) per
  common share......................................       28,354    26,992
                                                          =======   =======
Potentially dilutive shares are excluded from the computation in loss periods, as their effect would be antidilutive.